SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                   FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                               ------------------

                    LM Institutional Fund Advisors II, Inc.
                                     (Name)

                  100 Light Street, Baltimore, Maryland 21202
                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (410) 539-0000

                             Charles A. Bacigalupo
                  100 Light Street, Baltimore, Maryland 21202
               (Name and Address of Agent for Service of Process)

       Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              YES [ X ]    NO [  ]

       Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Baltimore, Maryland on this 16th day of January, 1998.

                             Signature:  LM Institutional Fund Advisors II, Inc.

                                    By:  /s/ James D. Cahn
                                         ---------------------------------------
                                         James D. Cahn
Attest:  Michelle Ogden
         -------------------
 Title:  Marketing Associate